CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 and Registration Statement Nos. 333-182642, 333-182116, and 333-189346 on Form S-3 of our reports dated February 26, 2014, relating to (1) the consolidated financial statements of DCP Midstream Partners, LP and subsidiaries (which report expresses an unqualified opinion including explanatory paragraphs referring to (a) the retrospective adjustment for the acquisition by DCP Midstream Partners, LP of the 100% ownership in DCP Southeast Texas Holdings, GP, of which 33.33% and 66.67% was acquired on January 1, 2011 and March 30, 2012, respectively, from DCP Midstream LLC, which was accounted for in a manner similar to a pooling of interests, (b) the retrospective adjustment of an 80% ownership in DCP SC Texas GP, of which 33.33% and 46.67% was acquired on November 2, 2012 and March 28, 2013, respectively, from DCP Midstream LLC, which has been accounted for in a manner similar to a pooling of interests, (c) the preparation of the portion of the consolidated financial statements attributable to DCP Southeast Texas Holdings, GP and DCP SC Texas GP from the separate records maintained by DCP Midstream, LLC and (d) the retrospective effect to new disclosure requirements regarding information related to balance sheet offsetting of assets and liabilities as disclosed in Note 11 to the consolidated financial statements) and (2) the effectiveness of DCP Midstream Partners, LP’s and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of DCP Midstream Partners, LP for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP
Denver, Colorado
February 26, 2014